UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2007

STAR RESORTS DEVELOPMENT INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52449

(Commission File Number)

98-0521492

(IRS Employer Identification No.)

701 Brickell Ave., Suite 1550, Miami, FL 33131

(Address of principal executive offices and Zip Code)

305-728-5254

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 1, 2007 we entered into an employment agreement with Alejandro Aparicio to act as our new President and Chief Executive Officer for a salary of US $12,000 per month. The term of the employment agreement is for an indefinite period and either party may terminate the employment agreement by giving 30 days written notice.

On August 29, 2007 we entered into an employment agreement with Enrique Abaroa Martinez to act as our Chief Financial Officer for a salary of US $8,000 per month. The term of the employment agreement is for an indefinite period and either party may terminate the employment agreement by giving 30 days written notice.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 1, 2007 we appointed Alejandro Aparicio as President and CEO of our company.

Alejandro Aparicio is an entrepreneur and corporate executive in the real estate development, hospitality, financial, and international trade industries. He has worked as an international consultant in hotel and F&B development and operations and has a profound knowledge of luxury real estate acquisitions, development and sales, and world class hospitality services, branding and management. Mr. Aparicio has over 15 years of experience in acquisitions, development, and asset management of hotels, condo-hotels and F&B enterprises throughout the Americas and the Caribbean. He is also a guest speaker at conventions and symposiums on hotel and condo-hotel structures, development and operations.

For the past five years, Mr. Aparicio was with the Fortune International Group, a private company, as Executive Vice President Hospitality. Mr. Aparicio has no prior experience as a director or officer of a public company.

Mr. Aparicio received his Bachelor Of Science In Business Administration (BSBA) and Master In Business Administration at Boston University, Boston, MA.

Effective August 1, 2007, Enrique Abaroa Martinez has resigned as our President and CEO. Mr. Abaroa Martinez will remain as our CFO and director.

Item 9.01.	Financial Statements and Exhibits.
10.1	Employment Agreement (Alejandro Aparicio)
10.2	Employment Agreement (Enrique Abaroa Martinez)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR RESORTS DEVELOPMENT INC.

/s/ Enrique Abaroa Martinez

Enrique Abaroa Martinez

Chief Financial Officer and Director

Date: September 3, 2007